Exhibit 99.9

IN THE MATTER OF ARBITRATION
UNDER THE ALASKA ARBITRATION ACT

GOLDRICH PLACER, LLC, GOLDRICH MINING COMPANY, and GOLDRICH NYACAU PLACER, LLC, Claimants, vs. NYACAU, LLC, DR. J. MICHAEL JAMES, and BEAR LEASING, LLC, Respondents.	MODIFIED SECOND INTERIM AWARD RE

GOLDRICH NYACAU
PLACER, LLC, NYACAU, LLC,
DR. J. MICHAEL JAMES, and
BEAR LEASING, LLC,

Counterclaimants,

vs.

GOLDRICH PLACER, LLC,
GOLDRICH MINING
COMPANY, WILLIAM
SCHARA, STEPHEN VINCENT,
DAVID ATKINSON, CHARLES
BIGELOW, KENNETH
EICKERMAN, WILLIAM
ORCHOW, MICHEL
RASMUSSEN, THEODORE
SHARP, JAMES DUFF, and
RICHARD WALTERS,

Counterclaim

Respondents.

DISSOLUTION/LIQUIDATION OF GNP AND RELATED ISSUES

As explained in the Partial Final Award, and confirmed in the Second Interim Award Re Dissolution/Liquidation of GNP and Related Issues (“Second Interim Award”), the Panel—pursuant to the parties’ express request at the arbitration hearing—has agreed to retain jurisdiction and oversight over the dissolution/liquidation of GNP, and issues associated therewith, until the liquidation process is completed. This is consistent with the broadly worded arbitration clause of the Operating Agreement (under which this arbitration was initiated), which requires that “any dispute arising from or related to this Operating Agreement, the Lease [referring to the Placer Mining Claims Lease, in which Goldrich assigned the Claims to GNP] or operations by Goldrich, NyacAU, or [GNP] shall be resolved” by arbitration under the Alaska Revised Arbitration Act. Article XIV of the Operating Agreement lays out the process to be followed for the dissolution/liquidation of GNP.

This Modified Second Interim Award is necessitated by motions made by the parties related to the dissolution and liquidation of GNP, and certain interim orders issued on those motions by the Panel, subsequent to the issuance of the Second Interim Award on December 3, 2019, including the following:

1.	Interim Order on Respondents’ Motion for Inclusion of Certain Loans, Plus Interest Thereon, in Calculation of LOC 1 Balance;

2.	Interim Order dated May 30, 2020, on Claimants’ Motion to Transfer Authority Regarding the Liquidation of GNP to Goldrich;

3.	Interim Order dated August 27, 2019 on Claimants’ Motion to Transfer Mining Permits;

4.	Interim Order dated September 3, 2020, on Claimants’ Motion to Compel Transfer of Mining Claims regarding a parcel contiguous to land covered by the Claims Lease, coupled with Respondents’ request to continue to use the parcel for storage of equipment in order to complete the liquidation of GNP

Interim Orders 1-4 are hereby incorporated in full into this Modified Second Interim Award, as follows: (i) Interim Order 1 is incorporated as a supplement to the Panel’s previously issued interim order in the Second Interim Award, concerning Respondents’ requested order to determine balances of all lines of credit; (ii) Interim Order 2 is incorporated as a supplement to the Panel’s interim order in the Second Interim Award concerning Claimants’ request for an order appointing Goldrich to replace NyacAU as the manager of the dissolution/liquidation process; and (iii) Interim Orders 3 and 4 are incorporated as new interim orders.

Once the liquidation of GNP has run its course, the Panel will incorporate the Second Interim Award and this Modified Second Interim Award, along with any other orders subsequently issued in connection with the dissolution/liquidation of GNP, into a Third Partial Final Award. This process is not intended in any way to impact the enforceability of Partial Final Award or Second.

Partial Final Award.

IT IS SO ORDERED.

Dated:	8/30/2021

Thomas J. Brewer, Arbitrator

Jason M. Kettrick, Arbitrator

Fred G. Bennett, Panel Chair